AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
ADVANCED MINERAL TECHNOLOGIES, INC.

ARTICLE I
NAME OF CORPORATION

The name of the Corporation shall be:  “Advanced Mineral Technologies, Inc.”

ARTICLE II
PURPOSE OF CORPORATION

The purpose for which this corporation is organized is to transact any lawful business, or to promote or conduct any legitimate object or purpose, under and subject to the laws of the State of Nevada.

ARTICLE III
AUTHORIZED CAPITAL STOCK

1.  Authorized Stock. The total number of shares which the Corporation shall be authorized to issue shall be 400,000,000 of which 350,000,000 shares shall be common shares, $.001 par value per share (the "Common Stock"), and 50,000,000 shares shall be preferred shares, $.001 par value per share (the "Preferred Stock.").

2.           Reverse Split of Common Stock.  Each three (3) shares of Common Stock outstanding on the effective date of these Amended and Restated Articles of Incorporation shall be automatically converted into one (1) share of Common Stock and in lieu of fractional shares, each share so converted shall be rounded up to the next highest number of full shares of Common Stock.

3.   Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such series and to determine or alter the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

ARTICLE IV
PERPETUAL DURATION

  The Corporation shall exist in perpetuity unless dissolved according to law.

ARTICLE V
PREEMPTIVE RIGHTS

The shareholders of the Corporation shall have no preemptive rights.

ARTICLE VI
VOTING

Cumulative voting shall not be permitted by the Corporation.

ARTICLE VII
SHAREHOLDER MEETINGS

Meetings of shareholders may be held within or without the State of Nevada, as the bylaws may provide. The books of the corporation may be kept (subject to any provision of Nevada law) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.  Shareholder action may be taken without a meeting if shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.

ARTICLE VIII
PURCHASE OF OWN SHARES

The Corporation, by action of its directors, and without action by its shareholders, may purchase its own shares in accordance with the provisions of the law of the State of Nevada.  Such purchases may be made either in the open market or at public or private sale, in such manner and amounts, from such holder or holders of outstanding shares of the Corporation, and at such prices as the directors shall from time to time determine.

ARTICLE IX
LIMITATION OF LIABILITY

To the fullest extent permitted by Nevada law, as the same exists or may hereafter be amended, a director or officer of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages as a result of any act or failure to act in his capacity as a director or officer; provided, however, that this Article shall not eliminate or limit the liability of a director or officer if it is proven that his act or failure to act constituted a breach of his fiduciary duties and such breach involved intentional misconduct, fraud or a knowing violation of law.

ARTICLE X
INDEMNIFICATION

This corporation is authorized to provide indemnification of any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, through bylaw provisions, or through agreements with such persons, or both, to the fullest extent permitted by Nevada law.

ARTICLE XI
NUMBER OF DIRECTORS ON BOARD

The Board of Directors shall consist of no fewer than one (1) member and no more than fifteen  (15) members.

ARTICLE XII
POWERS OF THE BOARD OF DIRECTORS

In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors of directors is expressly authorized as follows:

(a)    Subject to the bylaws, if any, adopted by the stockholders, to make, alter or amend the bylaws of the Corporation.

(b)    To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this Corporation.

(c)    By resolution passed by the board of directors, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation, which, to the extent provided in the resolution or in the bylaws of the Corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name and names as may be stated in the bylaws of the Corporation or as may be determined from time to time by resolution adopted by the board of directors of directors.

(d)    When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders’ meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions as the board of directors deem expedient and for the best interest of the Corporation.

ARTICLE XIII
AMENDMENT TO BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of this corporation, subject to any limitations expressed in such bylaws.

ARTICLE XIV
AMENDMENT TO ARTICLES OF INCORPORATION

The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation are hereby made effective as of August 11, 2010.

/s/ H.P. Cash
________________________
H. P. Cash, Director